Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ADOMANI, INC.”, CHANGING ITS NAME FROM "ADOMANI, INC." TO "ENVIROTECH VEHICLES, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF MAY,

A.D. 2021, AT 3:27 O`CLOCK P.M.

6232891 8100Authentication: 203303926

SR# 20212123084Date: 05-26-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:27 PYI 05/26/2021
FILED 03:27 PM 05/26/202
SR 20212123084 - FileNumber 6232891

CERTIFICATE OFAMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE  OF INCORPORATION OF

ADOMANI, INC.

a Delaware corporation

ADOMANI, Inc., a corporation organized and existing under and by virtue of the General

Corporation Law of the State of Delaware (the "Corporation"), certifies that:

1.       This Certificate of Amendment of its Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 242(b)(l) of the General Corporation Law of the State of Delaware, which provides that no meeting or vote of the stockholders shall be required to adopt an amendment to the certificate of incorporation that only effects changes of a corporation's name.

2.         The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to reflect a change in the name of the Corporation by amending and restating ARTICLE 1 in its entirety as follows:

ARTICLE 1

The name of this corporation (the "Corporation") is as follows:

Envirotech Vehicles, Inc.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of incorporation to be executed this 26th day of May, 2021.

By:	/s/ Michael K. Menerey
Name:	Michael K. Menerey
Title:	Chief Financial Officer